Exhibit 23.1

Consent of KPMG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Financial Holdings, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of First Financial Holdings, Inc. of our report dated October 23, 2003, with respect to the consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the Annual Report on Form 10-K for the year ended September 30, 2003 of First Financial Holdings, Inc.

/s/ KPMG LLP

Greenville, South Carolina
September 24, 2004